                                                                                                                                                Exhibit 99.1

For Immediate Release

UNILENS VISION INC. REFINANCES BANK DEBT ON MORE ATTRACTIVE TERMS WITH HANCOCK BANK

REFINANCED TERM LOAN AND REVOLVING CREDIT FACILITY PROVIDE COMPANY WITH GREATER FLEXIBILITY

LARGO, Florida (May 24, 2012) – Unilens Vision Inc. (OTCBB: UVIC) (OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today announced the refinancing of the Company’s bank loan facilities.

The new loan facilities, which have been extended to the Company by Hancock Bank, include a $3.5 million five-year term loan agreement and a $1.5 million revolving credit facility that have replaced existing outstanding term loan borrowings and the unused revolving credit facility with Regions Bank.

“We are very pleased to announce our new banking relationship with Hancock Bank,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc.  “The terms of the refinancing lower the interest rate on our borrowings to LIBOR plus 3%, eliminate the principal balloon payment due in January 2015, and incorporate less restrictive covenants.  This should provide us with greater flexibility to consider future dividend increases when justified by the Company’s financial performance, consistent with our philosophy that Unilens shareholders should participate directly in the Company’s success.”

About Unilens Vision Inc. – “The Eye Care Professionals Specialty Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue®  brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Markets Group (OTCQB) under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531or via email at len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com